Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Appoints Accomplished Industry Leader Carl Hauch as Chief Operating Officer

SYRACUSE, N.Y. – (BUSINESS WIRE) – February 9, 2021 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced that it has appointed Carl Hauch as the Company’s Chief Operating Officer, effective February 15, 2021.

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “Carl is a terrific addition to the Carrols team, and I am thrilled to have him on board to oversee our almost 1,100 Burger King and Popeyes restaurants in 23 states. He has a depth of experience managing large-scale restaurant and retail operations, as well as a proven reputation for growing businesses and managing costs. I believe his skills will be especially valuable as we re-engage in strong but balanced organic and non-organic growth strategies.”

Mr. Hauch said: “I am extremely excited to be joining Carrols’ experienced management team. They have created an impressive company that has consistently performed exceptionally well in the face of a competitive and challenging environment. I look forward to building on the Company’s strengths in my new role.”

Mr. Hauch has been recognized throughout his career for his ability to develop and execute on initiatives to build and motivate teams and increase customer connection and engagement, while profitably growing businesses. Most recently, he served as the President and CEO of the Wendy’s division of NPC international, the largest Wendy’s franchisee in that system. During his tenure, Mr. Hauch led that organization to their most successful year in 2020 prior to their recently announced sale. Before joining NPC, he served as the Vice President of stores and Co-CEO for Barnes & Noble, Inc., the world’s largest bookseller and a leading retailer of content, digital media, and educational products. Prior to Barnes & Noble, Mr. Hauch served as Senior Vice President of National Operations and Customer Experience with Advance Auto Parts. He also held multiple leadership positions at Advance Auto Parts, including Head of Operations and Human Resources.

Mr. Hauch started his career working in management positions in the restaurant industry before embarking on a 14 year career at Starbucks in 1994. He worked in a variety of operational positions, including store manager, District Manager, Director of Operations and Regional Vice President. He ran national operations in Australia and became CEO/Managing Director of Starbucks Switzerland and Austria, where he led a complete turnaround of the business in the span of 24 months.

About the Company

Carrols is one of largest restaurant franchisees in the United States, and currently operates 1,074 restaurants. It is the largest BURGER KING® franchisee in the United States currently operating 1,009 BURGER KING® restaurants and also operating 65 POPEYES® restaurants. It has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including the impact of COVID-19 on Carrols’ business, as included in Carrols' filings with the Securities and Exchange Commission.